UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2007

TELEGEN CORPORATION

(Exact Name of Registrant as specified in its charter)

 California
(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commissioner File Number)	(IRS Employer Identification No.)

1840 GATEWAY DRIVE, SUITE 200, SAN MATEO, CALIFORNIA 94404
(Address of principal executive offices)

(650) 292-9658
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 26, 2007, the Telegen Corporation (“Telegen”) Board of Directors approved the 2007 Stock Incentive Plan, which provides for grants of stock options and stock awards to employees, officers, directors and consultants of Telegen and its subsidiaries. The Board reserved 10 million shares of common stock for issuance under the plan. A copy of the plan was filed as an exhibit to Telegen’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, as filed with the SEC on November 14, 2007.

On November 16, 2007, the Telegen Board of Directors granted stock options under the 2007 Stock Incentive Plan to its Chairman, Chief Executive Officer, Chief Operating Officer and other Board members. Item 5.02 below sets forth certain material terms of the stock option grants. The stock option grants are evidenced by stock option agreements with each of the officers and directors. The form of Stock Option Agreement is attached hereto as Exhibit 10.1.

Item 5.02  Compensatory Arrangements of Certain Officers

On November 16, 2007, the Telegen Board of Directors granted stock options under the 2007 Stock Incentive Plan to its Chairman, Chief Executive Officer, Chief Operating Officer and other Board members. The options have an exercise price of $0.38 per share, representing the closing market price as of that date, vest on December 31, 2007 and expire 10 years from the date of grant, unless earlier exercised or terminated by their terms. The other terms of the options are qualified by reference to the form of stock option agreement, a copy of which is included herewith as Exhibit 10.1. The stock option grants are detailed below:

Recipient	Title	# of shares underlying options
Duncan Troy	Chairman	300,000
Richard Herring	Director and Chief Executive Officer	250,000
Richard Sellers	Director, President and Chief Operating Officer	250,000
Mark Weber	Director	250,000
Charles Hunt	Director	250,000

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit Number	Description

10.1	Form of Telegen Corporation Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2007	By:	/s/ Matthew DeVries
Matthew DeVries Chief Financial Officer